Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Comprehensive Plan to Further Enhance Capital Structure and Accelerate Growth in EPS and ROE

Carmel, Ind. September 4, 2012 - CNO Financial Group, Inc. (NYSE: CNO) announced today a comprehensive plan designed to further enhance its capital structure and financial flexibility in addition to accelerating growth in EPS and ROE. The recapitalization plan includes entering into a new senior secured credit agreement, consisting of a $250 million four-year term loan facility and a $400 million six-year term loan facility, as well as a proposed private offering of $250 million aggregate principal amount of new senior secured notes due 2020. In addition, CNO plans to obtain a $50 million three-year, unfunded revolving credit facility to be available for contingent capital purposes.

CNO plans to use the proceeds from the borrowings under the new term loan facilities and the issuance of the new senior secured notes along with cash on hand to:

•	repay all $224 million outstanding under CNO's existing senior secured credit agreement;

•	repurchase up to $275 million aggregate principal amount outstanding of CNO's 9.0% Senior Secured Notes due 2018 for estimated aggregate consideration of approximately $323 million;

•
repurchase approximately $200 million aggregate principal amount of its 7.0% Convertible Senior Debentures due 2016 from entities affiliated with Paulson & Co. for estimated aggregate consideration of approximately $334 million; and

•	pay fees and expenses related to the recapitalization transactions.

CEO Ed Bonach said, “Our strong balance sheet and free cash flow generation position us to take advantage of the favorable capital market conditions to reduce our cost of capital, increase our financial flexibility, and improve the debt maturity profile. We expect these transactions will also provide meaningful accretion to both EPS and ROE, while maintaining our positive ratings profile, share buybacks and business momentum.”

The various components of the new capital structure are expected to close concurrently in late September 2012. The recapitalization plan is subject to market and other conditions, and no assurance can be given that CNO will consummate any of the transactions.

Assuming the various components of the recapitalization plan are completed and recognizing that the final impact would vary depending on terms and conditions at closing, CNO estimates the following pro forma impacts* of the completed transactions:

CNO Financial (2)
September 4, 2012

•	an accretive impact to diluted operating earnings per share and operating return on equity of approximately 9% and 40 basis points, respectively, for the six months ended June 30, 2012;

•
an increase to the debt-to-total capital ratio, excluding accumulated other comprehensive income, of approximately 440 basis points and a decrease in the weighted average cost of debt by approximately 160 basis points, based on CNO's capital structure at June 30, 2012; and

•	a decrease in diluted shares outstanding of 36.4 million shares, or 12 percent of diluted shares outstanding at June 30, 2012.

* See accompanying unaudited pro forma financial information beginning on page 3 for tables reconciling reported results to pro forma data

In connection with the recapitalization transactions, CNO expects to record a one-time charge of approximately $161 million in the third quarter of 2012, consisting of costs associated with repurchasing a portion of the 7.0% Convertible Senior Debentures, a redemption premium on the 9.0% Senior Secured Notes and the write-off of unamortized discount and issuance costs. In addition, shareholders' equity is expected to be further reduced by $20 million related to the estimated cost of extinguishing the beneficial conversion feature related to the $200 million aggregate principal amount of 7.0% Convertible Senior Debentures to be repurchased.

CNO's previous guidance on share repurchases and statutory dividend capacity remains unchanged. CNO anticipates repurchasing approximately $150 million to $170 million of common stock during 2012 and expects total dividends to the holding company to be in the range of $200 million to $275 million during 2012.

This announcement does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities in any jurisdiction. The tender offer and consent solicitation for the 9.0% Senior Secured Notes is being made only pursuant to the terms and subject to the conditions of the tender offer documents relating thereto. Any new senior secured notes offered will be offered pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.

Conference Call
The Company will host a conference call to discuss the planned transactions on September 5, 2012 at 11:00 a.m. Eastern Daylight Time. The webcast can be accessed through the Investors section of CNO's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of CNO's website.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (3)
September 4, 2012

Unaudited Condensed Pro Forma Financial Information
On September 4, 2012, CNO announced a comprehensive plan designed to enhance its capital structure and financial flexibility (the “comprehensive plan”). The following unaudited condensed pro forma consolidated balance sheet presents the financial position of CNO, as if the comprehensive plan, described in the accompanying press release and the accompanying notes to the unaudited pro forma consolidated financial information, had been completed on June 30, 2012.
The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2012 and for the year ended December 31, 2011 present the results of operations of CNO as if the comprehensive plan had been completed on December 31, 2010.
The unaudited condensed pro forma consolidated financial statements are based on the historical financial statements of CNO and are qualified in their entirety by, and should be read in conjunction with, CNO's historical financial statements and notes thereto. Effective January 1, 2012, we adopted ASU 2010-26 which modified the definition of the types of acquisition costs that can be deferred by insurance companies. We elected to adopt the new guidance on a retrospective basis. Accordingly, our results for 2011, as presented in the unaudited condensed pro forma consolidated financial statements have been retrospectively adjusted. The new guidance impacts the timing of the recognition of profits on our business, but has no impact on cash flows, statutory financial results or the ultimate profitability of the business.
The unaudited condensed pro forma consolidated financial statements are not necessarily indicative of the results of operations or the financial position that would have resulted had the comprehensive plan been completed on the dates assumed, nor are they necessarily indicative of future results of operations or financial position.
Completion of the comprehensive plan is subject to market and other conditions, and no assurances can be given that the transactions will be completed pursuant to the terms assumed in the unaudited pro forma financial statements, or that the transactions will be completed at all.

CNO Financial (4)
September 4, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Pro Forma Consolidated Balance Sheet
June 30, 2012
(Dollars in millions)

	Actual June 30, 2012	Adjustments		Pro Forma June 30, 2012
ASSETS

Total investments	$27,450.7	$—		$27,450.7
Cash and cash equivalents - unrestricted	190.2	(15.0)	(i)	175.2
Present value of future profits and deferred acquisition costs	1,249.5	—		1,249.5
Reinsurance receivables	3,013.8			3,013.8
Income tax assets, net	679.7	21.8	(ii)	701.5
Other assets	796.4	34.0	(iii)	819.6
		(10.8)	(iv)
Total assets	$33,380.3	$30.0		$33,410.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities for insurance products	$24,568.4	$—		$24,568.4
Other liabilities	686.0	—		686.0
Investment borrowings	1,687.9	—		1,687.9
Borrowings related to variable interest entities	766.7	—		766.7
Notes payable - direct corporate obligations	778.2	(689.2)	(v)	989.0
		900.0	(vi)
Total liabilities	28,487.2	210.8		28,698.0

Commitments and Contingencies

Shareholders' equity:
Shareholders' equity, excluding accumulated other comprehensive income	3,902.3	(160.8)	(vii)	3,721.5
		(20.0)	(viii)
Accumulated other comprehensive income	990.8	- -		990.8
Total shareholders' equity	4,893.1	(180.8)		4,712.3

Total liabilities and shareholders' equity	$33,380.3	$30.0		$33,410.3

The accompanying notes are an integral part
of the unaudited condensed pro forma
consolidated financial statements.

CNO Financial (5)
September 4, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Pro Forma Consolidated Statement of Operations
for the six months ended June 30, 2012
(Dollars in millions, except per share amounts)

	Actual six months ended June 30, 2012	Adjustments		Pro forma June 30, 2012
Revenues:
Insurance policy income	$1,381.1	$—		$1,381.1
Net investment income	744.6	—		744.6
Realized investment gains	54.8	—		54.8
Fee revenue and other income	8.4	—		8.4
Total revenues	2,188.9	—		2,188.9

Benefits and expenses:
Insurance policy benefits	1,378.7	—		1,378.7
Interest expense	57.5	(28.7)	(ix)	57.5
		26.1	(x)
		2.6	(xi)
Loss on extinguishment of debt	.7	—		.7
Other operating costs and expenses	555.2	—		555.2
Total benefits and expenses	1,992.1	—		1,992.1

Income before income taxes	196.8	—		196.8

Income tax expense on period income	72.0	—		72.0
Net income	$124.8	$—		$124.8

Diluted earnings per common share:
Weighted average shares outstanding	295.4	(36.4)	(xii)	259.0
Net income	$0.45	$0.04		$0.49
Operating earnings (see note 6)	$0.35	$0.03		$0.38

The accompanying notes are an integral part
of the unaudited condensed pro forma
consolidated financial statements.

CNO Financial (6)
September 4, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Pro Forma Consolidated Statement of Operations
for the year ended December 31, 2011
(Dollars in millions, except per share amounts)

	Actual December 31, 2011	Adjustments		Pro forma December 31, 2011
Revenues:
Insurance policy income	$2,690.5	$—		$2,690.5
Net investment income	1,354.1	—		1,354.1
Realized investment gains	61.8	—		61.8
Fee revenue and other income	18.2	—		18.2
Total revenues	4,124.6	—		4,124.6

Benefits and expenses:
Insurance policy benefits	2,699.0	—		2,699.0
Interest expense	114.1	(57.6)	(ix)	114.1
		52.3	(x)
		5.3	(xi)
Loss on extinguishment of debt	3.4	—		3.4
Other operating costs and expenses	1,001.9	—		1,001.9
Total benefits and expenses	3,818.4	—		3,818.4

Income before income taxes	306.2	—		306.2

Tax expense:
Tax expense on period income	113.5	—		113.5
Valuation allowance	(143.0)	—		(143.0)
Net income	$335.7	$—		$335.7

Diluted earnings per common share:
Weighted average shares outstanding	304.1	(36.4)	(xii)	267.7
Net income	$1.15	$0.12		$1.27
Operating earnings (see note 6)	$0.61	$0.05		$0.66

The accompanying notes are an integral part
of the unaudited condensed pro forma
consolidated financial statements.

CNO Financial (7)
September 4, 2012

Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements

(1)	Sources and Uses

The unaudited condensed pro forma consolidated balance sheet has been prepared to give effect to the following sources and uses as contemplated by the comprehensive plan (dollars in millions):

Sources
Cash and cash equivalents	$15.0
New Four Year Senior Secured Term Loan	250.0
New Six Year Senior Secured Term Loan	400.0
New Senior Secured Notes	250.0
Total sources	$915.0

Uses
Extinguishment of $200 million principal amount of 7.0% Convertible Senior Debentures	$334.0	(a)
Extinguishment of existing Senior Secured Credit Agreement	224.0
Extinguishment of 9.0% Senior Secured Notes, including redemption premium	323.0	(b)
Estimated debt issuance costs	34.0
Total uses	$915.0

________________________________

(a)
Estimated consideration for CNO's 7.0% Convertible Senior Debentures due 2016 assumes an $8.90 per share reference stock price (the closing price of a share of CNO common stock on August 31, 2012). The actual purchase price will be calculated pursuant to a formula set forth in a debenture repurchase agreement among CNO and entities affiliated with Paulson & Co. Inc., which provides for a cash purchase with a 2.8% discount to a theoretical value for the debentures. The theoretical value is intended to represent the approximate market value of the debentures. The final purchase price will be determined based on the volume-weighted average price of CNO's common stock over an agreed upon averaging period. An increase (decrease) in the per share reference stock price of $.25 would result in an increase (decrease) to the amount paid to extinguish the 7.0% Convertible Senior Debentures of approximately $8 million. The debenture repurchase agreement will be described in greater detail in a Form 8-K.

(b)
The 9.0% Senior Secured Notes due 2018 (the “9.0% Notes”) will be extinguished pursuant to a tender offer and consent solicitation, and CNO plans to redeem any 9.0% Notes that are not repurchased in the tender offer. Estimated consideration for the 9.0% Notes assumes all such notes are validly tendered and not withdrawn prior to the consent deadline and are purchased in the tender offer.

CNO Financial (8)
September 4, 2012

Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements, continued

(2)	Estimated loss on extinguishment of debt

The unaudited condensed pro forma consolidated balance sheet reflects the recognition of the loss on extinguishment of debt contemplated by the comprehensive plan as summarized below (dollars in millions):

Book value of extinguished debt:
7.0% Convertible Senior Debentures	$200.0
Senior Secured Credit Agreement	224.0
9.0% Notes	275.0
Unamortized discount on 7.0% Convertible Senior Debentures	(8.1)
Unamortized discount on Senior Secured Credit Agreement	(1.7)
Total book value of extinguished debt	689.2

Unamortized issuance costs on extinguished debt	(10.8)

Cost to extinguish:
7.0% Convertible Senior Debentures (exclusive of the beneficial conversion feature described in note (3) below)	(314.0)
Senior Secured Credit Agreement	(224.0)
9.0% Notes	(275.0)
Redemption premium on 9.0% Notes	(48.0)
Total costs to extinguish	(861.0)

Loss on extinguishment before tax	(182.6)

Tax benefit	21.8	(a)
Loss on extinguishment after tax	$(160.8)

____________________________

(a)
The Internal Revenue Code does not permit a reduction to taxable income for losses on the redemption of convertible notes. Accordingly, no tax benefit was reflected for the estimated loss on the extinguishment of the 7.0% Convertible Senior Debentures.

(3)	Extinguishment of beneficial conversion feature

The unaudited condensed pro forma consolidated balance sheet reflects a reduction to shareholders' equity of $20.0 million to reflect the estimated cost of extinguishing the beneficial conversion feature related to the $200 million aggregate principal amount of 7.0% Convertible Senior Debentures to be repurchased. The total cost to extinguish the 7.0% Convertible Senior Debentures is comprised of: (i) $314.0 million as summarized in the estimated loss on extinguishment table in the previous note; and (ii) $20.0 million to extinguish the beneficial conversion feature.

CNO Financial (9)
September 4, 2012

Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements, continued

(4)	Pro forma adjustments

The following describes the adjustments made to the unaudited condensed pro forma consolidated financial statements:

(i)	To reduce net cash and cash equivalents for amounts assumed to be used to complete the comprehensive plan.

(ii)	To record the net estimated tax benefit to be recognized as a result of the loss on the extinguishment of the debt.

(iii)	To record the estimated debt issuance costs incurred in conjunction with issuance of the new debt. Such costs are deferred and amortized over the term of the debt.

(iv)	To write-off the unamortized debt issuance costs related to the extinguished debt.

(v)	To reduce the note payable balance for the extinguished debt.

(vi)	To record the new debt issued in conjunction with the comprehensive plan.

(vii)	To record the estimated loss expected to be recognized related to the extinguishment of the debt.

(viii)	To record the estimated costs to extinguish certain beneficial interests related to the 7.0% Convertible Senior Debentures.

(ix)	To reduce interest expense for the debt that was extinguished.

(x)
To increase interest expense to reflect the assumed interest on the new debt. We have assumed a weighted average interest rate of 5.8% on the new debt. The actual rate will be subject to market conditions and the completion of the comprehensive plan. An increase (decrease) in the assumed weighted average interest rate of 50 basis points would result in a decrease (increase) to annual net income of approximately $2.9 million or $.01 per share.

(xi)	To increase interest expense to reflect the assumed amortization of debt issuance costs related to the new debt.

(xii)	The extinguishment of $200 million principal amount of the 7.0% Convertible Senior Debentures will result in a reduction to diluted weighted average shares outstanding.

CNO Financial (10)
September 4, 2012

Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements, continued

(5)	Pro forma debt to capital ratio

The following summarizes the impact of the comprehensive plan on the debt to capital ratio calculated in accordance with generally accepted accounting principles (“GAAP”), debt to capital ratio, excluding accumulated other comprehensive income (a non-GAAP measure) and an alternative debt to capital measure (a “non-GAAP measure”) which we expect will be reflected in certain provisions in the new senior secured term loan agreements. A reconciliation of these ratios as reported and on a pro forma basis is as follows (dollars in millions):

	Actual June 30, 2012	Adjustments	Pro forma June 30, 2012
Corporate notes payable	$778.2	$210.8	$989.0
Total shareholders' equity	4,893.1	(180.8)	4,712.3
Total capital	$5,671.3	$30.0	$5,701.3
Debt to capital ratio	13.7%		17.3%

Non-GAAP measures:

Corporate notes payable	$778.2	$210.8	$989.0
Total shareholders' equity	4,893.1	(180.8)	4,712.3
Less accumulated other comprehensive income	(990.8)		(990.8)
Total capital	$4,680.5	$30.0	$4,710.5
Debt to capital ratio, excluding accumulated other comprehensive income	16.6%		21.0%

Corporate notes payable	$778.2	$210.8	$989.0
Add unamortized discount on notes payable	13.6	(9.9)	3.7
Par value of notes payable	791.8	200.9	992.7
Plus accrued interest and other items	48.6		48.6
Debt as expected to be defined in new senior secured term loan agreements	840.4	200.9	1,041.3
Total shareholders' equity	4,893.1	(180.8)	4,712.3
Less accumulated other comprehensive income	(990.8)		(990.8)
Total capital as expected to be defined in new senior secured term loan agreements	$4,742.7	$20.1	$4,762.8
Debt to capital ratio, as expected to be defined in new senior secured term loan agreements	17.7%		21.9%

CNO Financial (11)
September 4, 2012

Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements, continued

(6)	Pro forma operating earnings and operating earnings per share

The following summarizes the estimated impacts of the comprehensive plan on operating earnings and operating earnings per share. Management believes that an analysis of operating earnings before: (i) loss on extinguishment of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes; and (iv) increases or decreases to our valuation allowance for deferred tax assets (“operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals.

A reconciliation of net income and operating earnings measures as reported and on a pro forma basis is as follows (dollars in millions, except per share data):

	Actual six months ended June 30, 2012	Pro forma six months ended June 30, 2012	Actual year ended December 31, 2011	Pro forma year ended December 31, 2011
Net income	$124.8	$124.8	$335.7	$335.7
Realized investment gains	(32.8)	(32.8)	(36.7)	(36.7)
Fair value changes in embedded derivative liabilities	2.4	2.4	13.3	13.3
Valuation allowance	—	—	(143.0)	(143.0)
Loss on extinguishment of debt	.4	.4	2.2	2.2
Operating earnings	94.8	94.8	171.5	171.5

Add: interest expense on 7% Convertible Senior Debentures, net of income taxes	7.4	2.4	14.7	4.7
Adjusted operating earnings for diluted earnings per share	$102.2	$97.2	$186.2	$176.2

Weighted average diluted shares outstanding (in millions)	295.4	259.0	304.1	267.7
Net income per share	$0.45	$0.49	$1.15	$1.27
Operating earnings per share	$0.35	$0.38	$0.61	$0.66

CNO Financial (12)
September 4, 2012

Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements, continued

(7)	Pro forma return on equity

The following summarizes the impact of the comprehensive plan on the return on average equity ratio calculated in accordance with GAAP and an alternative return on equity measure (a “non-GAAP measure”) which excludes accumulated other comprehensive income and the carrying value of net operating loss carryforwards (“NOLs”) and excludes non-operating items (primarily gains (losses) on investments) from earnings (dollars in millions):

	Actual last twelve months ended June 30, 2012	Pro forma last twelve months ended June 30, 2012	Actual year ended December 31, 2011	Pro forma year ended December 31, 2011
Net income	$368.7	$368.7	$335.7	$335.7
Average shareholders' equity	4,574.4	4,393.6	4,166.2	3,985.4
Return on equity	8.1%	8.4%	8.1%	8.4%

Net income	$368.7	$368.7	$335.7	$335.7
Impact of non-operating items	(190.1)	(190.1)	(164.2)	(164.2)
Operating earning	$178.6	$178.6	$171.5	$171.5

Average shareholders' equity	$4,574.4	$4,393.6	$4,166.2	$3,985.4
Less average accumulated other comprehensive income	(758.4)	(758.4)	(484.2)	(484.2)
Less average NOLs	(848.0)	(848.0)	(854.0)	(854.0)
Adjusted average equity	$2,968.0	$2,787.2	$2,828.0	$2,647.2
Operating return on equity, a non-GAAP measure	6.0%	6.4%	6.1%	6.5%

CNO Financial (13)
September 4, 2012

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; and (xxiv) completion of the comprehensive plan described in this press release. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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